Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS SUBMITS QNEXA® NEW DRUG APPLICATION TO THE FDA FOR THE TREATMENT OF OBESITY

Mountain View, Calif, December 29, 2009 — VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company developing innovative, next-generation medical therapies to address unmet needs in obesity, diabetes and sexual health, announced today that a New Drug Application (NDA) has been submitted to the U.S. Food and Drug Administration (FDA) seeking approval of Qnexa, its investigational drug for the treatment of obesity, including weight loss and maintenance of weight loss, in patients who are obese or overweight with co-morbidities such as hypertension, type 2 diabetes, dyslipidemia or central adiposity.

The NDA submission follows the successful completion of the phase 3 program for Qnexa, including the recently announced results from the two pivotal, year-long phase 3 studies, EQUIP and CONQUER.  In these trials, patients treated with all three doses of Qnexa achieved significant percent and categorical weight loss compared to placebo and met regulatory requirements for weight loss products as defined in the current FDA Guidance for Developing Products for Weight Management. Patients treated with Qnexa also had significant dose-related improvements in a variety of secondary endpoints including reductions in cardiovascular and metabolic risk factors.

“This NDA filing is a major milestone for VIVUS and the Qnexa program. The weight loss seen in all of the phase 3 trials supports our belief that, if approved, Qnexa could be an effective treatment for patients who are obese or overweight with co-morbidities,” stated Leland F. Wilson, chief executive officer for VIVUS.  “The weight loss of up to 14.7% (37 pounds) combined with significant improvements in weight-related medical conditions, such as hypertension, diabetes, and dyslipidemia, demonstrates the importance of treating obesity, which has become a major epidemic in the United States and many developed countries.  I wish to thank all of the VIVUS employees, contractors and advisors who contributed to the program and made this on-time filing possible.”

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Previously reported highlights from the two 56-week EQUIP and CONQUER studies comprising more than 3,750 patients include:

•                  Weight loss of up to 14.7% (37 lbs) achieved by patients treated with Qnexa for 56 weeks in the EQUIP study;

•                  Statistically significant improvements in cardiovascular, metabolic and inflammatory risk factors among patients treated with Qnexa;

•                  FDA efficacy benchmarks for weight loss agents were exceeded at all three doses of Qnexa tested in the clinical program;

•                  Completion rates up to 69% were statistically significantly higher than placebo at all three doses of Qnexa, indicating favorable tolerability; and

•                  Across both 56-week studies, the most commonly reported side effects were dry mouth, tingling and constipation.

About the Phase 3 Program

The phase 3 clinical program, evaluating Qnexa in more than 4,500 patients, was designed under a Special Protocol Assessment with the U.S. FDA and consists of three trials: EQUATE (OB-301), EQUIP (OB-302) and CONQUER (OB-303).  The EQUATE study was a 28-week randomized, double-blind, placebo-controlled, 7-arm, prospective trial with subjects randomized to receive once-a-day treatment with mid- or full-dose Qnexa, the respective constituents, or placebo. The average baseline BMI of the study population was 36.3 kg/ m2 with an average baseline weight of 223 pounds. The EQUIP and CONQUER studies were 56-week, randomized, double-blind, placebo-controlled, 3-arm, prospective trials with patients randomized to receive once-a-day treatment with low-, mid-, or full-dose Qnexa, or placebo.  In EQUIP, the average baseline BMI of the study population was 42.1 kg/m2 with an average baseline weight of 256 pounds; in CONQUER, the average baseline BMI of the study population was 36.6 kg/ m2 with an average baseline weight of 227 pounds. All patients were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program.

About Qnexa

Qnexa (Q-NEX-uh) is an investigational drug being developed to address weight loss. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low dose phentermine and topiramate, which is believed to address both appetite and satiety - the two main mechanisms that impact eating behavior - in one capsule. In phase 2 and 3 clinical studies, Qnexa has demonstrated significant weight loss, glycemic control, and improvement in cardiovascular risk factors.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health. The company’s lead product in clinical development, Qnexa, has recently completed phase 3 clinical trials for the treatment of obesity and an NDA was submitted to the FDA in December 2009. Qnexa is currently in phase 2 clinical development for the treatment of type 2 diabetes. In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor, and in phase 2 development of Luramist(TM) for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE(R) (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.